Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Second Quarter 2013 Results

Second Quarter Highlights

•	Total digital revenue increased 17.3% for the quarter.

•

Total revenues for the second quarter were $119.6 million, down 5.1% from the prior year and an improvement from first quarter trends. Excluding the impact of legislation changes in Massachusetts which slowed foreclosures, total revenues declined 4.1% to the prior year.

•

Operating costs and SG&A expense increased $2.6 million from the prior year, or 2.5%, to $106.1 million. Adjusting for one-time items, operating costs and SG&A expense were flat to the prior year at $101.9 million. Core business operating costs and SG&A expenses, excluding GateHouse Ventures, declined $4.1 million, or 4.1%

•	As Adjusted EBITDA was $17.7 million. Excluding GateHouse Ventures our core newspaper business had As Adjusted EBITDA of $21.3 million.

FAIRPORT, N.Y. August 1, 2013 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE), a leading multi-media company providing news and information to local communities, today reported financial results for the second quarter ended June 30, 2013. Total revenues were $119.6 million, which represents a decline of 5.1% versus the prior year. Excluding the impact of the reduced Massachusetts foreclosure revenues due to changes in legislation enacted in August 2012, total revenues were down 4.1% to the prior year. As Adjusted EBITDA was $17.7 million and $18.9 million excluding one-time investments made at Propel Marketing Company (“Propel”), part of GateHouse Ventures. As Adjusted EBITDA on the core business, excluding GateHouse Ventures, was $21.3 million.

Commenting on GateHouse Media’s results, Michael E. Reed, Chief Executive Officer of GateHouse Media, said, “We saw slightly improved revenue trends in almost every revenue category during the second quarter as compared to the first quarter. We are also seeing some further improvement in July. However, we remain very cautious on our near term outlook as print advertising revenue, despite the improved trend, continues to decline in the high single digit range, and still represents the largest revenue category within our business. Our primary customers, small businesses, continue to operate under tough economic conditions and face secular pressures as well. It’s important that we continue to drive changes in our business model diversifying our revenue streams to be more balanced among advertising, subscription, marketing services and transaction based revenue streams.

“Our total revenue was down 5.1% to prior year in the second quarter. We continue to be negatively impacted by the new foreclosure legislation passed in Massachusetts last August which slowed the foreclosure rates in the state. Adjusting for that, we estimate our revenue would have been down 4.1% for the quarter. We did have some real bright spots in certain revenue categories during the quarter compared to the prior year. For example, total digital revenues were up 17.3%, preprint revenues were up about 1.0% and subscription income was up nearly 1.0%.

“We continue to expand our digital marketing solutions company, Propel, at a rapid pace. Our revenues in the second quarter surpassed $1.5 million which represented 50% growth over the first quarter. We will continue to invest in this business as we see the potential to drive significant revenue growth and meet the changing needs of our customers as they adapt their lead generation strategies to the ever changing digital environment. In addition, it will allow us to broaden our revenue streams as we aim to be less reliant on print advertising revenue. Like many new businesses some of our initial investment has been centered around building the infrastructure necessary to sustain a successful and fast growing operation. We are confident that this investment will allow us to have a set of digital marketing products that serves the changing needs of our traditional advertising customers and opens the door for a vastly expanded pool of potential new customers.

“We continue to make progress on reducing our core business operating expenses. We were able to reduce them by $4.1 million or 4.1% in the second quarter. Overall our expenses for the quarter were up 2.6% driven by our investment in Propel and legal costs we have incurred as we proactively explore options for improving our balance sheet. As Adjusted EBITDA for our core newspaper business was $21.3 million in the quarter which was down 14.9% to prior year. Our total company As Adjusted EBITDA, excluding all one- time, non- recurring and non-cash expenses was $18.9 million for the quarter. Liquidity remains strong with more than $25 million in cash on hand at the end of the second quarter.”

Second Quarter 2013

Total revenues were $119.6 million for the quarter, a decline of 5.1% compared to the prior year. The results were driven by strong digital revenue growth of 17.3% offset by declines in print advertising. The improvement in digital revenue was driven primarily by increases from new growth in initiatives, particularly Propel Marketing, as well as digital advertising in our core business. Total advertising revenue declined 8.9% as growth in digital advertising was more than offset by declines in local print and classified revenue, which were down 8.1% and 14.5%, respectively. Circulation revenue increased slightly from the prior year as did our preprint revenues.

Total operating and SG&A expenses in the quarter were $106.1 million, an increase of $2.6 million or 2.5% compared to the prior year. The increase was primarily related to investments made in Propel and legal costs incurred due to exploring alternatives to improve the Company’s capital structure. Adjusting for one-time costs incurred and other non-cash expenses, operating costs and SG&A expense were flat to the prior year at $101.9 million. Core business operating costs and SG&A expenses, excluding GateHouse Ventures, declined $4.1 million, or 4.1%, primarily as a result of lower total compensation.

Operating income for the quarter was $2.3 million compared to operating income of $11.6 million in the prior year. As Adjusted EBITDA for the quarter was $17.7 million, a decline of $6.3 million from the prior year on a same store basis. Both the decline in Operating income and As Adjusted EBITDA are primarily due to lower print advertising revenues and our investments in Propel, partially offset by the 4.1% decline in core operating expenses. Excluding new growth initiatives, core business As Adjusted EBITDA was $21.3 million, a decline of $3.7 million compared to the prior year. Levered Free Cash Flow for the quarter was $3.5 million compared to $8.5 million in the prior year.

One-time costs incurred and other non-cash expenses in the quarter were $6.3 million, and related primarily to legal fees and other expenses related to exploring alternatives to improve the Company’s capital structure.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 78 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully grow digital revenues and audience and consumer revenues, the Company’s ability to successfully stabilize print revenues, the ability of the Company to successfully identify and develop new business ventures, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended June 30, 2013	Three months ended July 1, 2012	Six months ended June 30, 2013	Six months ended July 1, 2012

Revenues:
Advertising	$79,220	$86,952	$150,559	$165,870
Circulation	33,047	32,744	65,513	65,114
Commercial printing and other	7,331	6,275	14,107	12,197

Total revenues	119,598	125,971	230,179	243,181
Operating costs and expenses:
Operating costs	64,978	68,324	129,998	136,328
Selling, general, and administrative	41,156	35,215	78,722	72,054
Depreciation and amortization	9,791	9,893	19,636	20,204
Integration and reorganization costs	741	738	958	1,860
Loss on sale of assets	649	158	1,043	155

Operating income (loss)	2,283	11,643	(178)	12,580
Interest expense	14,456	14,449	28,886	28,997
Amortization of deferred financing costs	261	340	522	680
(Gain) loss on derivative instruments	5	(809)	9	(1,644)
Other (income) expense	737	5	1,008	(40)

Loss from continuing operations before income taxes	(13,176)	(2,342)	(30,603)	(15,413)
Income tax expense	—	148	—	43

Loss from continuing operations	(13,176)	(2,490)	(30,603)	(15,456)
Loss from discontinued operations, net of income taxes	(946)	(200)	(1,034)	(475)

Net loss	(14,122)	(2,690)	(31,637)	(15,931)

Loss per share:
Basic and diluted:
Loss from continuing operations	$(0.23)	$(0.05)	$(0.53)	$(0.27)
Income (loss) from discontinued operations
Income (loss) from discontinued operations, net of income taxes	(0.01)	—	(0.01)	—

Net loss	$(0.24)	$(0.05)	$(0.54)	$(0.27)

Basic weighted average shares outstanding	58,076,193	58,051,049	58,063,901	58,032,205
Diluted weighted average shares outstanding	58,076,193	58,051,049	58,063,901	58,032,205

Comprehensive income (loss)	$(7,126)	$757	$(16,923)	$(17,204)

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2013	December 30, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,512	$34,527
Restricted cash	6,467	6,467
Accounts receivable, net of allowance for doubtful accounts of $2,233 and $2,456 at June 30, 2013 and December 30, 2012, respectively	49,409	54,692
Inventory	5,309	6,019
Prepaid expenses	5,243	5,815
Other current assets	8,533	8,215

Total current assets	100,473	115,735
Property, plant, and equipment, net of accumulated depreciation of $133,283 and $128,208 at June 30, 2013 and December 30, 2012, respectively	108,679	116,510
Goodwill	13,742	13,742
Intangible assets, net of accumulated amortization of $208,177 and $196,878 at June 30, 2013 and December 30, 2012, respectively	207,208	218,981
Deferred financing costs, net	1,197	1,719
Other assets	1,931	2,605
Assets held for sale	474	474

Total assets	$433,704	$469,766

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$708	$853
Current portion of long-term debt	—	6,648
Accounts payable	8,367	9,396
Accrued expenses	28,407	26,258
Accrued interest	4,701	4,665
Deferred revenue	24,983	25,217

Total current liabilities	67,166	73,037
Long-term liabilities:
Long-term debt	1,167,450	1,167,450
Long-term liabilities, less current portion	2,062	2,347
Derivative instruments	31,053	45,724
Pension and other postretirement benefit obligations	14,828	15,367

Total liabilities	1,282,559	1,303,925

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at June 30, 2013 and December 30, 2012; 58,313,868 issued, and 58,077,031 outstanding at June 30, 2013 and December 30, 2012	568	568
Additional paid-in capital	831,369	831,344
Accumulated other comprehensive loss	(37,928)	(52,642)
Accumulated deficit	(1,642,554)	(1,610,917)
Treasury stock, at cost, 236,837 shares at June 30, 2013 and December 30, 2012	(310)	(310)

Total GateHouse Media stockholders’ deficit	(848,855)	(831,957)
Noncontrolling Interest	—	(2,202)

Total stockholders’ deficit	(848,855)	(834,159)

Total liabilities and stockholders’ deficit	$433,704	$469,766

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six months ended June 30, 2013	Six months ended July 1, 2012

Cash flows from operating activities:
Net loss	$(31,637)	$(15,931)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,693	20,678
Amortization of deferred financing costs	522	680
(Gain) loss on derivative instrument	9	(1,644)
Non-cash compensation expense	25	48
Loss on sale of assets	2,198	187
Pension and other postretirement benefit obligations	(428)	(244)
Impairment of long-lived assets	—	206
Goodwill impairment	—	216
Changes in assets and liabilities:
Accounts receivable, net	4,912	6,857
Inventory	710	(417)
Prepaid expenses	518	9,991
Other assets	194	(1,295)
Accounts payable	(293)	1,469
Accrued expenses	2,549	(1,530)
Accrued interest	42	(65)
Deferred revenue	112	(558)
Other long-term liabilities	(215)	(422)

Net cash (used in) provided by operating activities	(1,089)	18,226

Cash flows from investing activities:
Purchases of property, plant, and equipment	(2,018)	(1,737)
Proceeds from sale of publications, other assets and insurance	740	442

Net cash used in investing activities	(1,278)	(1,295)

Cash flows from financing activities:
Repayments under current portion of long-term debt	(6,648)	(4,600)

Net cash used in financing activities	(6,648)	(4,600)

Net (decrease) increase in cash and cash equivalents	(9,015)	12,331
Cash and cash equivalents at beginning of period	34,527	19,212

Cash and cash equivalents at end of period	$25,512	$31,543

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended June 30, 2013	Three months ended July 1, 2012	Six months ended June 30, 2013	Six months ended July 1, 2012

Loss from continuing operations	$(13,176)	$(2,490)	$(30,603)	$(15,456)
Income tax expense	—	148	—	43
(Gain) loss on derivative instruments (1)	5	(809)	9	(1,644)
Amortization of deferred financing costs	261	340	522	680
Interest expense	14,456	14,449	28,886	28,997
Depreciation and amortization	9,791	9,893	19,636	20,204

Adjusted EBITDA from continuing operations	11,337	21,531	18,450	32,824
Non-cash compensation and other expense	4,889	1,890	5,948	2,707
Non-cash portion of postretirement benefits expense	(213)	(148)	(428)	(244)
Integration and reorganization costs	741	738	958	1,860
Loss on sale of assets	649	158	1,043	155
As adjusted EBITDA from discontinued operations	275	109	123	165

As Adjusted EBITDA	17,678	24,278	26,094	37,467
Net capital expenditures	(1,601)	(1,223)	(2,043)	(1,736)
Cash taxes	—	—	—	—
Interest paid	(12,599)	(14,516)	(28,750)	(29,005)

Levered Free Cash Flow	$3,478	$8,539	$(4,699)	$6,726

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.